:t\xii ffiN$ W- , ri} ffi WS: ;-,ffi$W ffi* [-' ':, '. ';]W liffi ffiffiffi ffi;i -w w&ffiffim ffi \sr "T rs# ffiW ;r fl"sT*$:t ffi &r,j"r {} ffi # ffi rt i I$ il" December 8,2022 The Board of Directors is pleased to confirm your appointment to serve as lnterim Chief Executive Officer of Fiesta Restaurant Group, lnc. ("FRGl"), effective immediately. The following sets forth the changes to your current compensation package.in light of your new responsibilities and which will apply during the period in which you serve as lnterim Chief Executive Officer: Base Compensation Your annualized base salary will increase from SqZS,OOO to 5600,000. Discretionary Bonqs Your bonus target will be increased from fifty percent (50%) of your annual base salary to one-hundred percent (1OO%) of your annual base salary ("Bonus Target"), subject to the terms of the Fiesta bonus plan applicable to you and subject to the discretion of the Compensation Committee of the Board of Directors ("Annual Bonus"). Guarantee Bonus (a) With respect to your Annual Bonus, in the event that you remain employed with FRGI through December 31,2023, you will be entitled to receive a guaranteed minimum bonus equalto fifty percent of your Bonus Target amount, to be paid on or before March 15,2024. (b) ln the event that you voluntarily terminate your employment with FRGI, prior to December 31, 2023, but after April 30, 2023, you will be entitled to receive a bonus equalto twenty-five percent (25%) of your Bonus Target. (c) ln the event that your employment is terminated by FRGI without Cause prior to April 30, 2023, you will be entitled to receive a bonus equalto twenty-five percent (25%) of your Bonus Target. Long Term lncentive Plan You will continue to be eligible for annual equity grants. These grants are equalto eighty-percent (80%) of your annual base salary, subject to the discretion of the Compensation Committee of the Board of Directors. The equity grants are currently expected to be comprised of 50% restricted stock awards and 50% based on performance-based criteria to be determined prior to the date of grant. Dear Dirk: Exhibit 10.21

Severance Agreement Your current severance agreement, dated September 9,20L9, with FRGI, as amended ("Severance Agreement"), shall remain in effect, Terms not otherwise defined in this offer letter shall have the meanings set forth in your Severance Agreement. Other Compensation/Benefits There will be no other changes to your current benefit package or other compensation components otherwise set forth herein. Sincerely, Stacey Rauc Chairperson, Board of Directors Fiesta Restaurant Group, lnc. Exhibit 10.21